(logo) GREYSTONE

GREYSTONE SERVICING COMPANY LLC

5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Phone: 972-868-5300

Fax:  972-868-5303

www.greyco.com

OFFICER’S CERTIFICATE

Greystone Servicing Company LLC

The undersigned, Paul Smyth, Managing Director of C-III Asset Management LLC, doing business as Gresystone Special Servicing as Special Servicer from January 1, 2020 through August 26, 2020 and Greystone Servicing Company LLC the current Special Servicer under that certain Pooling and Servicing Agreement dated as of July 1, 2019, relating to the Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2019-C51 (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.       a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2020 (the “Reporting Period”) has been made under the undersigned’s supervision;

2.       to the best of the undersigned’s knowledge, based on such review, the Special Servicer maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under the Pooling and Servicing Agreement throughout the Reporting Period.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2021, I have hereunto signed my name.

/s/ Paul Smyth

Paul Smyth, Managing Director